Exhibit 99.1
CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere and Endesa Sign 20-Year LNG Sale and Purchase Agreement

▪	Cheniere signs next customer for LNG sales from Corpus Christi

▪	Endesa contracts for additional 0.75 million tonnes per annum of LNG
Houston, Texas - April 7, 2014 - Cheniere Energy, Inc. ("Cheniere") (NYSE MKT:LNG) announced today that its subsidiary, Corpus Christi Liquefaction, LLC ("Corpus Christi Liquefaction"), has entered into a liquefied natural gas ("LNG") sale and purchase agreement ("SPA") with Endesa S.A. ("Endesa") under which Endesa has agreed to purchase approximately 0.75 million tonnes per annum ("mtpa") of LNG upon the commencement of operations from the LNG export facility being developed near Corpus Christi, Texas (the "Corpus Christi Liquefaction Project"). The SPA is in addition to the previously signed SPA under which Endesa will purchase approximately 1.5 mtpa of LNG, bringing the total quantity of LNG sold to Endesa under the two agreements to approximately 2.25 mtpa. The Corpus Christi Liquefaction Project is being designed and permitted for up to three trains, with aggregate design production capacity of 13.5 mtpa of LNG.

Under the SPA, Endesa will purchase LNG on an FOB basis for a purchase price indexed to the monthly Henry Hub price plus a fixed component. LNG will be loaded onto Endesa's vessels. The SPA has a term of twenty years commencing upon the date of first commercial delivery and an extension option of up to ten years. Deliveries are expected to occur as early as 2018.

"Endesa has agreed to purchase an additional 0.75 mtpa from the Corpus Christi Liquefaction Project for use by their Italian parent company Enel," said Charif Souki, Chairman and CEO. "We have now entered into a total of approximately 3 mtpa of SPAs at the project, completing the SPAs for Train 1. We continue to work towards finalizing additional agreements and expect to complete all necessary steps to reach a final investment decision and begin construction by early 2015."

The SPA is subject to certain conditions precedent, including but not limited to Corpus Christi Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the first train of the Corpus Christi Liquefaction Project (the "Corpus Christi FID").

Endesa is a Spanish multinational which operates across the entire value chain of the electricity business (generation, transmission, distribution and sale). It is also an important player in the gas business. Endesa is the leading power company in Spain, the largest private electricity utility in Latin America and is present in various European countries and Morocco. Endesa has total installed capacity of 40,000 MW, generates 130,000 GWh and has 25 million customers and 23,000 employees worldwide. Endesa is part of the Enel group, the largest electric utility in Italy and the second largest in Europe by installed capacity. Enel is an integrated operator active in the energy and gas sector which is present in 40 countries worldwide, has net installed capacity of 97,000 MW and sells gas and electricity to over 61 million customers. Additional information about Endesa may be found on its website located at http://www.endesa.com.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six LNG trains, each of which will have a design production capacity of approximately 4.5 mtpa ("Sabine Pass Liquefaction Project"). Construction has begun on LNG trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three LNG trains, with aggregate design production capacity of up to 13.5 mtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018. Additional information about Cheniere Energy, Inc. may be found on its website located at http://www.cheniere.com.

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
- PT Pertamina				0.8 mtpa
- Endesa S.A.				2.25 mtpa
EPC contract	Completed	Completed	2015	Completed
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2014/2015
Commence operations	2015/2016	2016/2017	2018/2019	2018

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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